Exhibit 10.4

LOAN AGREEMENT

(Line of Credit)

This Loan Agreement (Line of Credit) (the “Agreement”), dated as of October 1, 2015, is executed by and between PJT Partners Holdings LP (“Borrower”), and First Republic Bank (the “Lender”), with reference to the following facts:

A. Borrower has requested a line of credit loan in the original principal amount of Sixty Million and no/100 Dollars ($60,000,000.00), as may be increased from time to time subject to the terms and conditions set forth herein (referred to herein as the “Loan” or the “Line of Credit Loan”) from the Lender for the purposes set forth in this Agreement.

B. Borrower and the Lender desire to enter into this Agreement to establish certain terms and conditions relating to the Line of Credit Loan.

THEREFORE, for valuable consideration, Borrower and the Lender agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following definitions:

1.1 Borrower’s Application. The written application, if any, and all financial statements and other information submitted by Borrower to the Lender in connection with the Lender’s approval of the Line of Credit Loan.

1.2 Business Day. Any day other than a day on which commercial banks in California are authorized or required by law to close.

1.3 Collateral. As defined in the Security Agreements.

1.4 Commitment. An amount equal to the principal face amount of the Note, as amended from time to time.

1.5 Default. Any event which, with notice or passage of time or both, would constitute an Event of Default.

1.6 Event of Default. As defined in Section 4.1 of this Agreement.

1.7 Governmental Authorities. (a) the United States; (b) the state, county, city or other political subdivision in which any of the Collateral is located; (c) all other governmental or quasi-governmental authorities (including but not limited to self-regulatory organizations such as the Financial Industry Regulatory Authority, of which the Pledgor is a member), boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (d) all judicial authorities and public utilities having or exercising jurisdiction over Borrower or the Collateral. The term “Governmental Authority” means any one of the Governmental Authorities.

1.8 Governmental Permits. All permits, approvals, licenses, and authorizations now or hereafter issued by any Governmental Authorities for or in connection with the conduct of Borrower’s business or the ownership or use by Borrower of the Collateral or any of its other assets.

1.9 Governmental Requirements. All existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to Borrower, the Collateral or any of Borrower’s other assets.

1.10 Line of Credit Advance. Each advance of principal under the Note made by the Lender to or for the benefit of Borrower pursuant to a Request for Advance or otherwise.

1.11 Loan Closing. The first date on which all or any part of the proceeds of the Line of Credit Loan are initially disbursed by the Lender to or for the benefit of Borrower.

1.12 Loan Documents. The Note, Security Agreements, this Agreement, the Third Party Pledge Agreements, all certificates and other documents now or hereafter executed by any Loan Party and delivered to the Lender at the Lender’s request in connection with the Line of Credit Loan that govern or evidence the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.13 Loan Fee. The loan fees specified in Section 4 of the Loan Schedule which shall be payable by Borrower to the Lender prior to or on the Loan Closing.

1.14 Loan Party. The Borrower and the Third Party Pledgors.

1.15 Loan Schedule. The Loan Schedule attached to this Agreement as Exhibit A.

1.16 Maturity Date. The stated maturity date of the Note.

1.17 Note. (a) the promissory note dated the same date as this Agreement executed by Borrower evidencing the Line of Credit Loan and all extensions, renewals, modifications and replacements of such promissory note; and/or (b) any additional note or notes now or hereafter executed by Borrower in favor of the Lender which specifically recite that they arise out of this Agreement, and all extensions, renewals, modifications and replacements of any or all of such note or notes.

1.18 Obligations. All debts, obligations, and liabilities of Borrower to the Lender currently existing or hereafter made, incurred or created, whether voluntary or involuntary, and however arising or evidenced, whether direct or acquired by the Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether under this Agreement, the Note, any of the other Loan Documents, or otherwise, and whether Borrower may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all attorneys’ fees and costs now or hereafter payable by Borrower to the Lender under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not secure and the term “Obligations” shall not include, any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless the Lender and Borrower shall otherwise agree in a separate written agreement.

1.19 Permitted Liens. Liens granted to the Lender pursuant to the Loan Documents, liens of a depository or securities intermediary which arise as a matter of law on items in the course of collection or encumbering deposits or other similar liens (including the right of set-off) and non-consensual liens, if any, imposed on the property of any Loan Party not yet delinquent or being contested in good faith by appropriate proceedings.

1.20 Person. Any natural person or any entity, including any corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, trustee, or Governmental Authority.

1.21 Request for Advance. A written request (or other form of request acceptable to the Lender) for an advance of principal under the Note submitted by Borrower to the Lender pursuant to this Agreement.

1.22 Request for Increase. A written (or other form of request acceptable to the Lender) for a temporary increase of the Commitment up to Eighty Million and no/100 Dollars ($80,000,000.00) pursuant to this Agreement.

1.23 Security Agreements. Collectively, the Security Agreement dated on or about the date hereof (the “Security Agreement”) between Borrower and Lender and any and all other personal security agreements and pledge agreements (including any Third Party Pledge Agreements) now or hereafter executed by Borrower, any Third Party Pledgor or any other Person pursuant to which Borrower or such Person grants a security interest to the Lender in any property or asset of any kind to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents.

1.24 Third Party Pledge Agreements. Any pledge of or grant of a security interest to the Lender in any property or asset of any kind, now or hereafter executed by any Third Party Pledgor to secure any or all of the Obligations, and all extensions, renewals, modifications and replacements of any or all of such documents (collectively, the “Third Party Pledge Agreements”).

1.25 Third Party Pledgors. Collectively, the Person or Persons, now or hereafter entering into a Third Party Pledge Agreement, including Park Hill Group LLC and PJT Partners LP, to secure any or all of the Obligations, including in each case the Persons identified as Third Party Pledgors in the Loan Schedule.

1.26 Other Terms. All accounting terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in accordance with generally accepted accounting principles, consistently applied.

ARTICLE 2

DISBURSEMENT OF LOAN PROCEEDS

2.1 Line of Credit. The Lender agrees, on the terms and conditions contained in this Agreement and the other Loan Documents, to make a Line of Credit Loan to Borrower during the period from the date of the Closing up to but not including the Maturity Date in the aggregate principal amount not to exceed at any time the amount of the Commitment.

(a) Borrower may, on or after November 1st of any year, submit a Request for Increase to increase the Commitment (an “Increase”) between December 1st and March 1st of the immediately following calendar year (or a portion of such period). Each Request for Increase shall state the time period during the upcoming three-month period for the Increase to be in place (such period of time for such increase, the “Increase Period”). The Request for Increase must be accompanied by a certificate of the Borrower executed by the chief financial officer or other officer or representative of the Borrower, in a form reasonably acceptable to Lender, that no Event of Default has occurred and is continuing and that all representations and warranties in the Loan Documents are true and correct in all material respects on and as of the date of such Request for Increase.

(b) If an Increase is put into place, Borrower must repay to Lender Line of Credit Advances such that by the end of the Increase Period (but which shall in no event be after March 1st (or if such date is not a Business Day, then the next succeeding Business Day) of any year in which an Increase is in place) the aggregate outstanding principal amount of the Line of Credit Advances is not greater than $60,000,000. At the end of the Increase Period the Commitment shall automatically be reduced to $60,000,000, and in no event shall the Commitment exceed $60,000,000 at any time between March 2nd and November 30th in any calendar year.

2.2 Use of Loan Proceeds. All proceeds of the Line of Credit Loan received by Borrower shall be used by Borrower solely for payment of those costs, charges, and other items shown in the Loan Disbursement Instructions executed by Borrower in connection with the Loan and for working capital or general corporate purposes. The Lender shall have no obligation to monitor or verify the use or application of any proceeds of Line of Credit Loan disbursed by the Lender. Borrower shall not, directly or indirectly, use all or any part of the Line of Credit Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the “Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by the Lender, in its discretion.

2.3 Loan Fees. Concurrently with or prior to the date of the Loan Closing and at such other times as are required by this Agreement, Borrower shall pay to the Lender the Loan Fees specified in the Loan Schedule. The entire amount of the Loan Fees shall be deemed to be fully earned by the Lender on each date such fees are paid, and no part of the Loan Fees shall be refundable to Borrower, whether or not the principal balance of the Loan is prepaid or the Commitment is terminated prior to the Maturity Date.

2.4 Requests for Advances Under Line of Credit. Each Request for Advance under the Line of Credit Loan shall indicate the proposed date for the Line of Credit Advance requested by Borrower in the Request for Advance (which date shall be referred to as the “Advance Date”). Each Request for Advance shall be furnished to Lender no later than 11 A.M. Eastern Time on the Advance Date. Each Advance Date shall be a Business Day. Provided that no Default or Event of Default has occurred and is continuing and that all representations and warranties in the Loan Documents are true and correct in all material respects and on and as of such date, not later than 4 P.M. Eastern Time on the Advance Date, the Lender shall make the Line of Credit Advance available to Borrower in immediately available funds by deposit or credit to an account in Borrower’s name established or to be established at one of the Lender’s offices, by check payable directly to Borrower or to a payee designated by Borrower, or by such other method as may be designated by the Lender, in each case as determined by the Lender.

2.5 Reliance by Lender. The Lender may conclusively presume that all requests, statements, information, certifications, and representations, whether written or oral, submitted or made by Borrower or any of its agents to the Lender in connection with the Line of Credit Loan are true and correct, and the Lender shall be entitled to rely thereon, without investigation or inquiry of any kind by the Lender, in disbursing the Line of Credit Loan proceeds and taking or refraining from taking any other action in connection with the Line of Credit Loan. Without limiting the generality of this Section, Borrower acknowledges and agrees that (a) it is in the best interest of Borrower that the Lender respond to and be entitled to rely upon Requests for Advances and Requests for Increases that are given by Borrower in writing, by telephone (if permitted hereunder), or by other telecommunication method acceptable to the Lender without the Lender having to inquire into the actual authority of the Person making such request and purporting to act on behalf of Borrower; (b) therefore, the Lender may conclusively rely on any and all Requests for Advances and Requests for Increases (whether made in writing, by telephone (if permitted hereunder), or by other telecommunication method) made by (i) any Person who purports to be one of the agents of Borrower who has been authorized to act for Borrower in any resolution or other form of authorization of any kind delivered to the Lender (a “Borrower Authorization”); and (ii) any other Person who the Lender in good faith believes to be authorized to act for Borrower (notwithstanding the fact that such other Person is not identified in any Borrower Authorization);

and (c) Borrower assumes all risks arising out of any lack of actual authority by any Person submitting any form of Request for Advance or Request for Increase (whether made in writing, by telephone (if permitted hereunder), or by other telecommunication method) to the Lender and the Lender’s reliance on such Request for Advance or Request for Increase (except to the extent such reliance results from the Lender’s gross negligence, bad faith or willful misconduct).

ARTICLE 3

BORROWER’S COVENANTS

3.1 Existence of Borrower. Borrower shall maintain its existence in good standing under the laws of the state in which it is organized and maintain its qualification as a foreign entity in good standing in each jurisdiction in which the nature of its business requires qualification as a foreign entity (except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole)).

3.2 Books and Records; Inspections by Lender. Borrower shall keep and maintain books and records relating to its business and the Collateral that are complete and accurate in all material respects and may be accessed at its principal place of business. The Lender shall have access to such books and records at all reasonable times upon not less than five (5) Business Days prior written notice to Borrower for the purposes of examination, inspection, verification, copying and for any other reasonable purpose relating to the Loan Documents. Borrower authorizes the Lender, at its option but without any obligation of any kind to do so, to discuss the affairs, finances and accounts of Borrower and the Collateral with any of its officers and directors, and after an Event of Default has occurred and is continuing, with Borrower’s independent accountants and auditors, and Borrower authorizes all accountants and auditors employed or retained by Borrower to respond to and answer all requests from the Lender for financial and other information regarding Borrower. Borrower agrees not to assert the benefit of any accountant-client privilege precluding or limiting the disclosure or delivery of any of its books and records to the Lender (provided that Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any documents, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Lender (or its representatives or contractors) is prohibited by law or any binding agreement to which the Borrower or its affiliates is a party, or (c) is subject to attorney-client privilege or constitutes attorney work product).

3.3 Reports. Without limiting any of the other terms of the Loan Documents, from time to time within ten (10) Business Days (or such later time as the Lender may reasonably agree) after the Lender’s written reasonable request to Borrower, Borrower shall deliver to the Lender such reports and information available to Borrower concerning the business, financial condition and affairs of Borrower or the Collateral as the Lender may reasonably request.

3.4 Payment of Obligations; Compliance with Financial Covenants. Borrower shall pay all of its indebtedness under the Note and pay and perform all of its other Obligations under the Loan Documents as and when the same become due. Without limiting the generality of the immediately preceding sentence, Borrower shall comply with all of the financial covenants contained in Section 1 of Exhibit B (the “Financial Covenants”) and the other terms set forth in the Exhibit B.

3.5 Notice of Material Adverse Changes. Borrower shall immediately notify the Lender in writing of (a) any material adverse change in the financial condition of the Loan Parties (taken as a whole); (b) any material adverse change in (including any material decline in the value of) the Collateral; and (c) any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim or claims which, individually or in the aggregate, may cause or result in a material adverse change in the financial condition or business of Borrower or any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted.

3.6 Further Assurances. Upon the Lender’s request, Borrower shall execute and deliver to the Lender such further documents and agreements, in form and substance reasonably satisfactory to the Lender, as the Lender may reasonably require to grant, preserve or protect the validity of the security interests created or intended to be created by the Security Agreements.

3.7 Claims. Subject to Section 3.9, Borrower shall pay when due all claims which, if unpaid, might become a lien or charge on any or all of the properties or assets of Borrower.

3.8 Taxes. Subject to Section 3.9, Borrower shall pay when due all material foreign, federal, state and local taxes, assessments, and governmental charges now or hereafter levied upon or against Borrower or any of its properties or assets (including the Collateral), including all material income, franchise, personal property, real property, excise, withholding, sales and use taxes, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves.

3.9 Contest. Borrower shall not be in default hereunder for failure to pay any tax, assessment, charge or claim referred to in Section 3.7 or 3.8 above (a) to the extent such failure would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole) or (b) to the extent Borrower is contesting the payment of such tax, assessment, charge or claim in good faith by appropriate proceedings or has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

3.10 Pension Plans. Borrower shall pay all amounts necessary to fund each of its present and future employee benefit plans (if any) that are subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended in accordance with its terms, and Borrower shall not permit the occurrence of any event with respect to any such plan which would result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or any other Governmental Authority, that would reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole).

3.11 Insurance. Borrower shall maintain insurance in at least such amounts and against at least such risks as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost effective basis.

3.12 Maintenance of Properties. Borrower shall maintain its properties in good condition and repair, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole).

3.13 Licenses. Borrower shall maintain all Governmental Permits necessary for the ownership of its properties and the conduct of its businesses, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole).

3.14 Compliance with Applicable Laws. Borrower shall at all times comply with and keep in effect all Governmental Permits relating to Borrower, the Collateral, and Borrower’s other assets, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole). Borrower shall at all times comply with, and shall cause the Collateral to comply with (a) all Governmental Requirements, including all hazardous substance laws; (b) all requirements and orders of all judicial authorities which have jurisdiction over Borrower or the Collateral; and (c) all covenants, conditions, restrictions and other documents relating to Borrower or the Collateral, except in the case of each of the foregoing clauses (a), (b) and (c), where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole).

3.15 Place of Business; Borrower’s Name. Borrower shall promptly give the Lender written notice of any change in the location of Borrower’s chief executive office except that Borrower shall obtain Lender’s prior written consent (such consent not to be unreasonably withheld) thereto if the change in location of the chief executive office is to a place outside of the United States. Borrower shall give the Lender not less than fifteen (15) days prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects with all Governmental Requirements relating to the conduct of Borrower’s business under a fictitious business name.

3.16 Sale; Merger. Borrower shall not sell or transfer all or any substantial part of its assets, merge with or into any other Person, or change its jurisdiction of organization in each case without at least fifteen (15) days prior written notice to Lender; provided that Borrower shall not be required to give prior notice to the extent doing so would violate any Governmental Requirements which cannot be satisfied by the execution of a confidentiality agreement by Lender; and provided further the provisions of this Section 3.16 shall not permit Borrower to transfer any Collateral in violation of any provisions of the Security Agreements.

3.17 Other Financial Information. Borrower shall deliver to Lender, or cause to be delivered to Lender, the financial information regarding the Loan Parties set forth on Exhibit B and such other financial information regarding the Loan Parties as Lender may reasonably request from time to time. Documents required to be delivered pursuant to this Section 3.17 that are made publicly available via EDGAR, or any successor system of the SEC, in the Borrower’s (or its general partner’s) Annual Report on Form 10-K or 10-Q, as applicable, shall be deemed delivered to the Lender on the date such documents are made so available, provided that Buyer complies with the delivery of the compliance certificate required by Section 2.3 of Exhibit B hereof.

3.18 Collateral. Borrower at all times will have (a) legal and equitable title to the Collateral owned by it, free and clear of all liens and other interests (except Permitted Liens), and (b) the right to grant the security interests in the Collateral owned by it. The grant by Borrower of the security interests in the Collateral will not at any time violate any Government Requirement applicable to Borrower or any agreement to which Borrower is a party.

ARTICLE 4

DEFAULT AND REMEDIES

4.1 Events of Default. The Lender, at its option, may declare Borrower to be in default under this Agreement and the other Loan Documents upon the occurrence and during the continuance of any or all of the following events (the declaration of such a default by the Lender by written notice to Borrower shall constitute an “Event of Default”):

(a) Payment of Note and Other Monetary Obligations. If Borrower fails to (x) pay any of its indebtedness under the Note or (y) pay any of its other obligations under the Loan Documents or under any other document with Lender requiring the payment of money to the Lender (provided that such failure under any such other document shall constitute a default hereunder only to the extent the aggregate principal amount of the relevant indebtedness exceeds $25,000), in each case within three (3) days after the date on which such indebtedness or monetary obligation is due, including failure to repay any Line of Credit Advances before the end of any Increase Period as required pursuant to Section 2.1(b) hereof; provided, however, that the three (3) day grace period contained in this Section 4.1(a) shall not apply to Borrower’s obligation to pay the outstanding principal balance and all accrued and unpaid interest under the Note on the Maturity Date;

(b) Failure to Comply with Financial Covenants, Permit Inspections, or to Perform Certain Non-Monetary Obligations Under Other Loan Documents. If (i) Borrower fails to comply with any or all of the Financial Covenants or Section 2 of Exhibit B hereto; (ii) Borrower fails to permit any inspection of the Collateral or any of Borrower’s books and records in accordance with the terms of the Loan Documents; or (iii) Borrower breaches any of its non-monetary obligations to (x) the Lender or any third Person under any of the Loan Documents or (y) under any other document with Lender, in each case after written notice by the Lender to Borrower setting forth such non-monetary obligation, which breach is not reasonably susceptible to being cured by Borrower (provided that in the case of clause (y), the breach under any such document shall constitute a default hereunder only to the extent the aggregate principal amount of the relevant indebtedness exceeds $25,000);

(c) Performance of Non-Monetary Obligations Under Other Loan Documents Which are Curable. If (i) Borrower fails to perform any of its non-monetary obligations (x) to the Lender (other than those set forth in Section 4.1(b) above) under any of the Loan Documents or (y) under any other document with Lender, in each case when due (provided that in the case of clause (y), the breach under any such document shall constitute a default hereunder only to the extent the aggregate principal amount of the relevant indebtedness exceeds $25,000); and (ii) Borrower fails to diligently complete a cure of its breach of such non-monetary obligation as soon as reasonably practicable after written notice by the Lender to Borrower setting forth such non-monetary breach, but in any event within thirty (30) days after such notice is given; provided, however, that the thirty (30) day cure period contained in this Section 4.1(c) shall not be deemed to apply if Borrower commits more than two (2) such non-monetary breaches within any twelve (12) calendar month period. Without limiting any of the terms of this Section 4.1(c), the cure provision contained in this Section 4.1(c) (the “Cure Provision”) shall not apply with respect to Borrower’s failure to comply with the Financial Covenants or Borrower’s breach of any non-monetary obligation of Borrower that is not reasonably susceptible to being cured by Borrower, including any transfer of the Collateral in violation of the terms of the Loan Documents. Notwithstanding anything to the contrary contained in this Section 4.1(c) or Section 4.1(a) above, if Borrower breaches any of the terms of the Loan Documents, and if the Lender, in its discretion, determines that such breach impairs the Lender’s security for the Line of Credit Loan, the Lender, immediately upon the occurrence of any such breach, shall have the right to take such actions and exercise such remedies under the Loan Documents as the Lender may in good faith determine to be necessary or appropriate to avoid such impairment;

(d) Misrepresentation. If any written statement, certification, representation, or warranty submitted or made by Borrower to the Lender in connection with the Line of Credit Loan is false or misleading in any material respect as of the date hereof;

(e) Insolvency of Borrower. If (i) a petition is filed by or against Borrower under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law; (ii) a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed to take possession of Borrower, the Collateral, or any material part of Borrower’s other assets, or Borrower consents to such appointment; (iii) Borrower makes an assignment for the benefit of creditors; or (iv) Borrower takes any action in furtherance of any of the foregoing; provided, however, that Borrower shall have sixty (60) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee, custodian, or sequestrator to be discharged. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure provisions contained in the Loan Documents;

(f) Insolvency of Other Persons. If any of the events specified in clauses (i) through (iv) of Section 4.1(e) above occurs with respect to any Third Party Pledgor, as if such Third Party Pledgor were the Borrower described therein;

(g) Performance of Obligations to Third Persons. If Borrower or any Third Party Pledgor fails to pay any of its indebtedness or to perform any of its obligations when due, in each case under any document between Borrower or such Third Party Pledgor and any other Person and such failure to pay or perform entitles the holder thereof to accelerate such indebtedness; provided such failure shall constitute a default hereunder only to the extent the aggregate principal amount of relevant indebtedness exceeds $5 million;

(h) Attachment. If all or any material part of the Collateral or the other assets of any Loan Party are attached, seized, subjected to a writ or levied upon by any court process and such Loan Party fails to cause such attachment, seizure, writ or levy to be fully released or removed within sixty (60) days after the occurrence of such event. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(i) Injunctions. If a court order is entered against any Loan Party enjoining the conduct of all or part of such Person’s business and Borrower or such Third Party Pledgor fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in the Loan Documents;

(j) Dissolution. The dissolution, liquidation, or termination of existence of any Loan Party;

(k) Transfers of Interests. The sale or transfer of an aggregate of more than twenty-five percent (25%) of the beneficial interests in Borrower (other than to any Loan Party or any affiliate of any Loan Party) without the Lender’s prior written consent;

(l) Impairment of Security Interest or Lender’s Rights. If (i) the validity or priority of the Lender’s security interest in the Collateral is impaired for any reason; or (ii) the value of the Collateral has deteriorated, declined or depreciated as a result of any intentional act or omission by a Loan Party;

(m) Default by Third Party Pledgors. If any default occurs under any of the Third Party Pledge Agreements and is not cured within any applicable cure period, if any Third Party Pledgor fails to pay any of its indebtedness or perform any of its obligations under any of the Third Party Pledge Agreements when due (after giving effect to any applicable cure period), or if any Third Party Pledgor revokes, limits or terminates or attempts to revoke, limit or terminate any of the obligations of any Third Party Pledgor under any of the Third Party Pledge Agreements;

(n) Misrepresentation by Third Party Pledgors. If any written statement, certification, representation, or warranty submitted or made by any Third Party Pledgor to the Lender in connection with the Loan, is false or misleading in any material respect and the aderse effect of the failure of such representation or warranty shall not have been cured within five (5) Business Days after written notice thereof is delivered to such Third Party Pledgor by the Lender; or

(o) Material Adverse Change. If Lender determines in its commercially reasonable judgment that a material adverse change in the financial condition of Borrower and its affiliates (taken as a whole) has occurred after the date hereof and that such change materially impairs Borrower’s ability to perform any or all of the Obligations, and within 60 days after the Lender notifies Borrower of the same the Borrower does not either cure or substantially remedy the adverse change or provide the Lender a detailed business plan reasonably satisfactory to Lender to remedy the adverse change within the next 90 days.

4.2 Remedies. Upon the Lender’s election to declare Borrower to be in default under the Loan Documents pursuant to Section 4.1 above, Borrower shall be deemed to be in default under the Loan Documents, and the Lender shall have the right to do any or all of the following:

(a) Acceleration. The Lender shall have the right to declare any or all of the Obligations to be immediately due and payable, including the entire principal amount and all accrued but unpaid interest under the Note, and notwithstanding the Maturity Date, such Obligations shall thereupon be immediately due and payable;

(b) Remedies Under Other Loan Documents. The Lender may exercise any or all rights and remedies which the Lender may have under any or all of the Loan Documents and applicable law;

(c) Discontinuation of Disbursements. The Lender may discontinue or withhold any or all advances of the proceeds of Line of Credit Loan, and the Lender shall have no further obligation to make any Line of Credit Advance; and

(d) Discontinuation of Other Extensions of Credit. The Lender may discontinue advancing money or extending credit to or for the benefit of Borrower in connection with any other document between the Lender and Borrower.

Notwithstanding the preceding provisions of this Section 4.2, if an Event of Default described in Section 4.1(e) shall occur, then all of the Obligations under the Loan Documents shall, automatically and without any action of or notice by Lender, become immediately due and payable and Lender’s commitment to lend under the Note and the other Loan Documents shall automatically terminate.

ARTICLE 5

WARRANTIES AND REPRESENTATIONS

5.1 Borrower’s Warranties and Representations. As a material inducement to the Lender’s extension of credit to Borrower in connection with the Line of Credit Loan, Borrower warrants and represents to the Lender as follows:

(a) Existence. Borrower is duly organized, validly existing and in good standing under the laws of the state in which Borrower is organized, and Borrower is qualified to do business and is in good standing in each jurisdiction in which the ownership of the Collateral pledged by it and its other assets or the conduct of its business requires qualification as a foreign entity (except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obigations under the Loan Documents or on the business of the Loan Parties (taken as a whole)).

(b) Authority to Own Assets; Collateral. Borrower has the full power and authority to own its assets and to transact the business in which it is now engaged. Borrower is the owner of all of the Collateral in which it has granted to Lender a security interest and has the right to grant Lender the security interests in the Collateral.

(c) Authority to Execute Loan Documents. Borrower has the full power and authority to execute, deliver and perform its obligations under the Loan Documents and grant the security interests in the Collateral, and the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Borrower. The Person or Persons signing the Loan Documents on behalf of Borrower are duly authorized to execute the Loan Documents and all other documents necessary to consummate the Line of Credit Loan on behalf of Borrower.

(d) Valid Obligations. The Loan Documents are legal, valid and binding obligations of Borrower and each Third Party Pledgor, respectively, enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally). The Security Agreement is effective to create a valid security interest in the Collateral.

(e) No Consents Required. No consent of any other Person and no consent, approval, authorization or other action by or filing with any Governmental Authority not previously obtained by Borrower is required in connection with the execution, delivery and performance of the Loan Documents by Borrower or the grant by Borrower of the security interest in the Collateral pledged by it, except for filings required by the Security Agreements.

(f) Chief Executive Office. Borrower’s chief executive office is located at the address set forth in Section 13 of Exhibit A.

(g) Borrower’s Name. Borrower has set forth above its full and correct name, and Borrower does not use any other names or tradenames, except for the tradenames disclosed in the Loan Schedule.

(h) No Violations. The execution, delivery and performance of the Loan Documents and compliance with their respective terms will not conflict with or result in a violation or breach in any material respect of any of the terms or conditions of any document to which Borrower is a party or by which Borrower is bound or any order or judgment of any court or Governmental Authority binding on Borrower.

(i) Organizational Documents. Borrower’s execution, delivery and performance of the Loan Documents and Borrower’s compliance with their respective terms (i) will not violate any material Governmental Requirements applicable to Borrower; or (ii) Borrower’s Certificate of Limited Partnership or Limited Partnership Agreement, of which Borrower has furnished Lender accurate and complete copies.

(j) Tax Claims. There are no claims or adjustments proposed by any taxing authority for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that would reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole). Each Loan Party has filed all federal, state and local tax returns required to be filed under applicable Governmental Requirements and has paid all taxes, assessments, fees, penalties, and other governmental charges that are due and payable in connection therewith, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or on the business of the Loan Parties (taken as a whole).

(k) Litigation. There are no actions, suits, proceedings or investigations pending or to the best of Borrower’s knowledge, threatened against or affecting Borrower or any Third Party Pledgor in any court or before any other Governmental Authority which would be reasonably expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents, on the Collateral or on the business of the Loan Parties (taken as a whole).

(l) Financial Statements. All financial statements respecting the financial condition of Borrower which have been furnished to the Lender prior to the Closing Date (i) present fairly the financial condition and results of operations of the Person to whom the financial statement applies as of the dates and for the periods shown on such statements; and (ii) disclose all contingent liabilities affecting the Person to whom the financial statement applies to the extent that such disclosure is required by generally accepted accounting principles. Since the last date covered by any such statement, there has been no material adverse change in the financial condition of Borrower, and Borrower is now and at all times hereafter shall continue to be solvent.

(m) Periodic Financial Statements. All financial statements respecting the financial condition of Borrower hereafter delivered to the Lender by Borrower shall satisfy the requirements of clauses (i) and (ii) of Section 5.1(l) above.

(n) Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Line of Credit Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, unless such use is approved in writing by the Lender or otherwise expressly contemplated by the Loan Documents.

(o) Licenses and Governmental Requirements. No Loan Party (i) is in violation in any material respect of any Governmental Permits or Governmental Requirements (including all hazardous substance laws) to which it is subject; or (ii) has failed to obtain any Governmental Permits necessary for the ownership of its properties or the Collateral or the conduct of its business.

(p) Material Adverse Change. There has been no material adverse change in Borrower’s financial condition as represented to Lender in connection with Lender’s approval of the Line of Credit Loan, which would reasonably be expected to have a material impairment on Borrower’s ability to perform any or all of the Obligations.

5.2 OFAC; Patriot Act Compliance.

(a) Borrower is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), (ii) who engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”). To Borrower’s knowledge, Borrower is not engaged in any transactions or dealings with any Person who is in violation of Section 2 of the Executive Order.

(b) Borrower is in compliance with the Patriot Act in all material respects. No proceeds of the Line of Credit Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for the purpose of making or offering payments to any governmental official or employee, political party or its officials, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.3 Borrower’s Warranties. Borrower’s warranties and representations set forth in Section 5.1 above shall be true and correct at the time of execution of this Agreement and as of the date of the Loan Closing, shall survive the closing of the Line of Credit Loan, and shall be true and correct in all material respects as of the date on which such warranties and representations are given. For purposes of this Agreement and the other Loan Documents, the term “to the best of Borrower’s knowledge” shall be deemed to mean to the best knowledge of Borrower after a commercially reasonable and diligent investigation, inspection and inquiry by Borrower.

ARTICLE 6

MISCELLANEOUS

6.1 Relationship of Parties. The Lender shall not be deemed to be, nor do the Lender or Borrower intend that the Lender shall ever become, a partner, joint venturer, trustee, fiduciary, manager, controlling person, or other business associate or participant of any kind in the business or affairs of Borrower, whether as a result of the Loan Documents or any of the transactions contemplated by the Loan Documents. In exercising its rights and remedies under the Loan Documents, the Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

6.2 Indemnification. Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, demands, damages (including special and consequential damages), liabilities, actions, causes of action, legal proceedings, administrative proceedings, suits, injuries, costs, losses, debts, liens, interest, fines, charges, penalties and expenses (including attorneys’, accountants’, consultants’, and expert witness fees and costs) of every kind and nature (collectively, the “Claims”) arising directly or indirectly out of or relating to any or all of the following: (i) Borrower’s breach of any of its Obligations or warranties under the Loan Documents; (ii) any act or omission by Borrower or any of its employees or agents; (iii) Borrower’s use of the Collateral or any other activity or thing allowed or suffered by Borrower to be done on or about any of Borrower’s properties; and (iv) any claims for commissions, finder’s fees or brokerage fees arising out of the Line of Credit Loan or the transactions contemplated by the Loan Documents, if such claim is based on any act, omission or agreement by Borrower or any Affiliate. Notwithstanding anything to the contrary contained in this Section, Borrower shall not be obligated to indemnify any Indemnified Party for any liabilities resulting solely from the gross negligence, willful misconduct or intentional tortious conduct of such Indemnified Party which such Indemnified Party is determined by the final judgment of a court of competent jurisdiction to have committed. Borrower’s obligation to indemnify the Indemnified Parties under this Section 6.2 shall survive the cancellation of the Note and the release of the Lender’s security interests under the Security Agreements.

6.3 Power of Attorney. Upon the occurrence and during the continuation of any Event of Default, Borrower irrevocably appoints the Lender, with full power of substitution, as Borrower’s attorney-in-fact, coupled with an interest, with full power, in the Lender’s own name or in the name of Borrower to sign, record and file all documents referred to in Section 3.6 above related to the Collateral. The Lender shall have the right to exercise the power of attorney granted in this Section directly. Nothing contained in the Loan Documents shall be construed to obligate the Lender to act on behalf of Borrower as attorney-in-fact.

6.4 Confidentiality. The Lender agrees to use commercially reasonable efforts to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ managers, administrators, trustees, partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Lender gives the Borrower prompt notice of any request to disclose information (unless such notice is prohibited by law, subpoena, similar process or by the applicable regulatory authority) so that the Borrower may seek a protective order or other appropriate remedy (including by participation in any proceeding to which the Lender is a party, and the Lender hereby agrees to use reasonable effort to permit the Borrower to do so), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or its affiliates.

For the purposes of this Section, “Information” means all information (including financial statements, certificates and reports and analyses, compilations and studies prepared by or on behalf of the Lender based on any of the foregoing) received from or on behalf of the Borrower or any Third Party Pledgor relating to the Borrower, any Third Party Pledgor or any affiliate thereof or such Person’s business or relating to any employee, member or partner or customer of any such Person, other than any such information that is or becomes available to the Lender on a nonconfidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

6.5 Actions. Whether or not an Event of Default has occurred, the Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Lender determines may affect (a) the Collateral; (b) Borrower’s or the Lender’s respective rights or obligations under the Loan Documents; (c) the Line of Credit Loan; or (d) the disbursement of any proceeds of the Line of Credit Loan.

6.6 Attorneys’ Fees and Costs and Other Expenses. Upon Lender’s demand, Borrower shall reimburse Lender for all reasonable and documented attorney’s fees and costs, incurred by Lender in connection with the negotiation and execution of the Loan Documents; the exercise of any or all of Lender’s rights and remedies under this Agreement and the other Loan Documents; the enforcement of any of all Obligations, whether or not any legal proceedings are instituted by Lender; or the defense of any action or proceeding by Borrower or any other Person relating to the Line of Credit Loan (“Attorneys’ Fee”). Without limiting the generality of the immediately preceding sentence, such Attorneys’ Fee cost shall include all attorneys’ fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any Third Party Pledgor which in any way affects Lender’s exercise of its rights and remedies under the Loan Documents. Borrower’s obligation to reimburse Lender under this Section shall include payment of interest on all amounts expended by Lender from the date of expenditure at the rate of interest applicable to principal under the Note.

6.7 No Third Party Beneficiaries. The Loan Documents are entered into for the sole protection and benefit of the Lender, Borrower and Third Party Pledgors, as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

6.8 Documents. The form and substance of all documents and instruments which Borrower is required to deliver to the Lender under this Agreement shall be subject to the Lender’s reasonable approval.

6.9 Notices. All notices and demands by the Lender to Borrower under this Agreement shall be in writing and shall be effective on the earliest of (a) personal delivery to Borrower; (b) two (2) days after deposit in first class or certified United States mail, postage prepaid, addressed to Borrower at the address set forth in the Loan Schedule; and (c) one (1) business day after deposit with a reputable overnight delivery service, delivery charges prepaid, addressed to Borrower at the address set forth in the Loan Schedule. All notices and demands by Borrower to the Lender under this Agreement shall be in writing and shall be effective on actual receipt by the Lender at the Lender’s address shown in the Loan Schedule; provided, however, that non-receipt of any such notice or demand by the Lender as a result of the Lender’s refusal to accept delivery or the Lender’s failure to notify Borrower of the Lender’s change of address shall be deemed to constitute receipt by the Lender. The addresses specified in the Loan Schedule may be changed by notice given in accordance with this Section.

6.10 Severability; No Offsets. If any provision of the Loan Documents shall be held by any court of competent jurisdiction to be unlawful, voidable, void, or unenforceable for any reason, such provision shall be deemed to be severable from and shall in no way affect the validity or enforceability of the remaining provisions of the Loan Documents. No Obligations shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against the Lender. To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

6.11 Interpretation. Whenever the context of this Agreement reasonably requires, all words used in the singular shall be deemed to have been used in the plural, and the neuter gender shall be deemed to include the masculine and feminine gender, and vice versa. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, (a) the term “including” shall be deemed to mean “including without limitation”; (b) the term “document” shall be deemed to include all written contracts, commitments, agreements, and instruments; and (c) the term “discretion,” when applied to any determination, consent, or approval right by the Lender, shall be deemed to mean the Lender’s sole but good faith business judgment.

6.12 Time of the Essence. Time is of the essence in the performance of each provision of the Loan Documents by Borrower and/or any Third Party Pledgors.

6.13 Amendments. The Loan Documents (excluding the Third Party Pledge Agreements) may be modified only by a written agreement signed by Borrower and the Lender. Notwithstanding the foregoing or any other terms in this Agreement, the Note or other Loan Documents, the Line of Credit Loan may be renewed or the Maturity Date extended repeatedly and/or for any length of time as mutually agreed to by Borrower and Lender.

6.14 Counterparts. This Agreement and each of the other Loan Documents may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

6.15 Entire Agreement. The Loan Documents contain the entire agreement concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous negotiations, agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, by and among the Lender, Borrower and Third Party Pledgors concerning the Loan which is the subject matter of the Loan Documents.

6.16 No Waiver by Lender. No waiver by the Lender of any of its rights or remedies in connection with the Obligations or of any of the terms or conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by the Lender.

6.17 Cumulative Remedies. No right or remedy of the Lender under this Agreement or the other Loan Documents shall be exclusive of any other right or remedy under the Loan Documents or to which the Lender may be entitled. The Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all other rights and remedies which the Lender may have under any other document with Borrower and under applicable law.

6.18 Joint and Several Liability. [Intentionally Deleted]

6.19 Assignment. Borrower shall not assign, encumber, or otherwise transfer any or all of Borrower’s rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without the Lender’s prior written consent, which consent may be withheld in the Lender’s discretion. Unless an Event of Default exists or the Lender is merged into or otherwise acquired by a third Person, in which case no consent shall be required, Lender shall not assign, encumber or otherwise transfer any or all of Lender’s rights under the Loan Documents, whether voluntarily, involuntarily, or by operation of law, without Borrower’s prior written consent, which consent may not be unreasonably withheld (provided, that if in any case that Borrower’s consent is required, the refusal of Borrower to consent to the assignment, encumbrance or other transfer to a Competitor shall not be deemed unreasonable). For purposes of this Section 6.19, “Competitor” means any direct corporate competitor of Borrower or any of its affiliates operating as an investment bank advisory firm and/or institutional asset manager. Any purported assignment, encumbrance or transfer by either party in violation of this Section shall be void.

6.20 Waivers. Borrower waives presentment, demand for payment, protest, notice of demand, dishonor, protest and non-payment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Loan Documents. Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any or all of the Loan Documents to the fullest extent permitted by law. Without limiting the generality of the immediately preceding sentence, in the event of Borrower’s payment in partial satisfaction of any or all of the Obligations, Lender shall have the sole and exclusive right and authority to designate the portion of the Obligations that is to be satisfied. Borrower and all Persons holding a lien of any kind affecting all or part of the Collateral who have actual or constructive notice of this Agreement waive (a) all rights to require marshalling of assets or liens in the event of Lender’s exercise of any of its rights and remedies under the Loan Documents; and (b) all rights to require Lender to exercise any other right or power or to pursue any other remedy which Lender may have under any document or applicable law before exercising any other such right, power, or remedy.

6.21 Applicable Law; Jurisdiction. The Loan Documents shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto agrees that the courts of the State of New York and Federal District Courts located in the Borough of Manhattan in New York City, shall have exclusive jurisdiction and venue of any action or proceeding directly or indirectly arising out of or related to the negotiation, execution, delivery, performance, breach, enforcement or interpretation of this Agreement and all of the other Loan Documents or any of the transactions contemplated by or related to any or all of the Loan Documents, regardless of whether or not any claim, counterclaim or defense in any such action or proceeding is characterized as arising out of fraud, negligence, intentional misconduct, breach of contract or fiduciary duty, or violation of any Governmental Requirements. Each of the parties hereto irrevocably consents to the personal jurisdiction of such courts, to such venue, and to the service of process in the manner provided for the giving of notices in this Agreement. Each of the parties hereto waives all objections to such jurisdiction and venue, including all objections that are based upon inconvenience or the nature of the forum.

6.22 Waiver of Right to Jury Trial. Each party hereto irrevocably waives all rights to a jury trial in any action, suit, proceeding or counterclaim of any kind directly or indirectly arising out of or in any way relating to the Line of Credit Loan, this Agreement, any agreement securing the Note, or any of the other Loan Documents, any or all of the collateral securing the Line of Credit Loan, or any of the transactions which are contemplated by the Loan Documents. The jury trial waiver contained in this section is intended to apply, to the fullest extent permitted by law, to any and all disputes and controversies that arise out of or in any way related to any or all of the matters described in the immediately preceding sentence, including without limitation contract claims, tort claims, and all other common law and statutory claims of any kind. This Agreement may be filed with any court of competent jurisdiction as each party’s written consent to such party’s waiver of a jury trial.

6.23 Borrower Acknowledgement. Borrower acknowledges and agrees that (1) Borrower has carefully read and understands all of the terms of the Loan Documents; (2) Borrower has executed the Loan Documents freely and voluntarily, after having consulted with Borrower’s independent legal counsel and after having had all of the terms of the Loan Documents explained to it by its independent legal counsel or after having had a full and adequate opportunity to consult with Borrower’s independent legal counsel; (3) the waivers contained in the Loan Documents are reasonable, not contrary to public policy or law, and have been intentionally, intelligently, knowingly, and voluntarily agreed to by Borrower; (4) the waivers contained in the Loan Documents have been agreed to by Borrower with full knowledge of their significance and consequences, including full knowledge of the specific nature of any rights or defenses which Borrower has agreed to waive pursuant to the Loan Documents; (5) Borrower has had a full and adequate opportunity to negotiate the terms contained in the Loan Documents; (6) Borrower is experienced in and familiar with loan transactions of the type evidenced by the Loan Documents; and (7) the waivers contained in the Loan Documents are material inducements to the Lender’s extension of credit to Borrower, and the Lender has relied on such waivers in making the Line of Credit Loan to Borrower and will continue to rely on such waivers in any related future dealings with Borrower. The waivers contained in the Loan Documents shall apply to all subsequent extensions, renewals, modifications, and replacements of the Loan Documents, except to the extent expressly provided therein.

6.24 Termination. The Borrower may, at any time, in whole permanently terminate the Commitment upon prior written notice to the Lender. Upon any such termination and repayment in full of any outstanding Line of Credit Loan, accrued interest and any fees and expenses under the Loan Documents, the Lender shall execute and deliver to the Borrower and/or authorize the filing of, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination and the release of liens and termination of each Loan Document.

6.25 Successors. Subject to the restrictions contained in the Loan Documents, the Loan Documents shall be binding upon and inure to the benefit of the Lender and Borrower and their respective permitted successors and assigns.

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Borrower:			Lender:

PJT Partners Holdings LP			First Republic Bank

By:	PJT Partners Inc., its General Partner		By:	/s/ Joseph Harpster

	By:	/s/ Michael S. Chae	Name:	Joseph Harpster

	Name:	Michael S. Chae	Title:	Senior Vice President

	Title:	Chief Financial Officer

Exhibit A

LOAN SCHEDULE

This Loan Schedule is an integral part of the Line of Credit Loan Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Loan Agreement to which this Loan Schedule is attached:

1.	Borrower: Borrower represents that its name, address and trade name are as follows:

1.1	Name:	PJT Partners Holdings LP

1.2	Trade Name or DBA:	None

1.3	Notice Address:	c/o Helen Meates, Chief Financial Officer
280 Park Avenue
New York, NY 10017

2.	Third Party Pledgors: Each of Park Hill Group LLC and PJT Partners LP

3.	Lender’s Notice Address:	First Republic Bank
111 Pine Street
San Francisco, California 94111
Attention: Manager, Commercial Loan Operations

4.	Fees. Borrower hereby agrees to pay to Lender the following fees at the times specified.

4.1	Closing Loan Fee. At or before the Closing Date, a loan fee of $120,000.00 and a documentation fee of $1,000 are payable.

4.2	Unused Commitment Fee. An unused commitment fee of 0.125% per annum of the aggregate unused Commitment (including pursuant to any Increase), payable quarterly in arrears within 15 days after the end of each quarter and on the Maturity Date.

4.3	Other Fees. Any other fees payable concurrently herewith and detailed on the Loan Disbursement Instructions.

5.	Nature of Line of Credit Loan. The Line of Credit Loan is a revolving line of credit loan, and within the limits of the Commitment, and subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower may borrow, prepay and reborrow the principal amount of the Line of Credit Loan from time to time.

6.	Account Authorizations.

6.1 Automatic Payment Authorization. Borrower authorizes the Lender to make automatic deductions (“Auto Debit”) from the following deposit account (the “Account”) maintained by Borrower at Lender’s offices in order to pay, when and as due, all installment payments of interest, and/or principal, renewal, modification or other fees or payments (a “Payment”) that Borrower is required or obligated to pay Lender under the Note:

Account No:

Without limiting any of the terms of the Loan Documents, Borrower acknowledges and agrees that if Borrower defaults in its obligation to make a Payment because the collected funds in the Account are insufficient to make such Payment in full on the date that such Payment is due, then Borrower shall be responsible for all late payment charges and other consequences of such default by Borrower under the terms of the Loan Documents.

6.2 Revocation of Authorization. Subject to the Section immediately following this Section, this authorization shall continue in full force and effect until the date which is five (5) business days after the date on which Lender actually receives written notice from Borrower expressly revoking the authority granted to the Lender to charge the Account for Payments in connection with the Line of Credit Loan. No such revocation by Borrower shall in any way release Borrower from or otherwise affect Borrower’s obligations under the Loan Documents, including Borrower’s obligations to continue to make all Payments required under the terms of the Note.

6.3 Termination by Lender. The Lender, at its option and in its discretion, reserves the right to terminate the arrangement for Auto Debit pursuant to this Section at any time effective upon written notice of such election (a “Termination Notice”) given by Lender to Borrower. Without limiting the generality of the immediately preceding sentence, the Lender may elect to give a Termination Notice to Borrower if Borrower fails to comply with any of the Lender’s rules, regulations, or policies relating to the Account, including requirements regarding minimum balance, service charges, overdrafts, insufficient funds, uncollected funds, returned items, and limitations on withdrawals.

6.4 Increase in Interest Rate Upon Termination of Auto Debit. The date on which the arrangement for Auto Debit terminates (whether as a result of Borrower’s revocation of such arrangement or any Termination Notice given by the Lender), is referred to as the “Auto Debit Termination Date”. Borrower acknowledges and agrees that the Lender would not have been willing to make the Line of Credit Loan at the interest rate contained in the Note in the absence of the arrangement for Auto Debit from the Account pursuant to this authorization. Therefore, effective on the first due date of a Payment following the Auto Debit Termination Date, Lender, at its option and in its discretion, shall have the right to increase the interest rate on the outstanding principal balance of the Note to a rate which is equal to one-half of one percent (0.5%) per annum (the “Percentage Rate Increase”) above the otherwise applicable interest rate under the terms of the Note.

Exhibit B

COVENANTS

This Exhibit B is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit B is attached:

1.	Financial Covenants.

1.1 No Additional Indebtedness. Without the prior written consent of the Lender, Borrower: (a) shall not incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender, (ii) other borrowing from the Lender (or an affiliate of Lender), (iii) unsecured debt incurred in the ordinary course of business, (vi) indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including capital lease obligations) and any indebtedness assumed in connection with the acquisition of any such assets, (v) debts owing by Borrower to another Loan Party or any affiliate of a Loan Party and (vi) other indebtedness up to an aggregate amount not to exceed $20,000,000 at any time outstanding (which other indebtedness under this clause (iv) shall include but not be limited to all indebtedness that is excluded from liabilities pursuant to Sections (b) and (c) of the definition of “Tangible Net Worth” in Section 1.2 of this Exhibit B and all indebtedness that is excluded from the definition of “Debt” in Section 1.3 of this Exhibit B); and (b) shall not directly or indirectly make, create, incur, assume or permit to exist any guaranty of any kind of any indebtedness of any other Person during the term of this Agreement, excluding (i) any guaranties by Borrower as of the date of this Agreement previously disclosed in writing to Lender, (ii) guaranties by Borrower incurred in connection with any employee loan program arranged by Lender, (iii) guaranties incurred in connection with lease agreements entered into by the Borrower or any of its affiliates and other guaranties incurred in the ordinary course of business (including in respect of any leasehold obligations) and not in respect of indebtedness for borrowed money and (iv) guaranties in respect of indebtedness of Borrower’s affiliates if the Borrower would have been able to incur such indebtedness directly under the foregoing clause (a), provided that the amount of such guaranties under this Section (1.1)(iii) and (iv) do not exceed an aggregate face value of $20,000,000 in the aggregate at any time.

1.2 Minimum Tangible Net Worth. Borrower shall at all times maintain a Tangible Net Worth of not less than $150,000,000 measured as of the last day of each quarter.

“Tangible Net Worth” is defined as the excess of total assets minus total liabilities, in each case determined in accordance with generally accepted accounting principles with the following adjustments: (a) there will be excluded from assets (i) notes, accounts receivable and other obligations owing from officers, members, partners or affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs and franchises; (b) there will be excluded from liabilities all indebtedness which is either secured on a junior lien basis with respect to the Obligations, unsecured or subordinated to the Obligations; and (c) there will be excluded from liabilities all liabilities in respect of any deferred rent obligations.

1.3 Leverage Ratio. Borrower shall at all times maintain a ratio of Debt to Adjusted EBITDA as follows, measured as of the last day of each quarter:

(a) if Adjusted EBITDA is equal to or greater than $35,000,000, then such ratio shall not exceed 2.00:1.00;

(b) if Adjusted EBITDA is equal to or greater than $20,000,000 but less than $35,000,000, then such ratio shall not exceed 1.50:1.00; and

(c) if Adjusted EBITDA is less than $20,000,000, then such ratio shall not exceed 1.00:1.00.

The term “Debt” means total liabilities of Borrower (x) minus any all indebtedness which is either secured on a junior lien basis with respect to the Obligations, unsecured or subordinated to the Obligations and (y) any unsecured indebtedness that is junior in priority to the Loans. For the avoidance of doubt, “Debt” shall include the indebtedness of any other entity (including any partnership in which the Borrower is a general partner) to the extent the Borrower is liable therefor as a result of the Borrower’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness expressly provide that the Borrower is not liable therefor.

The term “Adjusted EBITDA” means Borrower’s EBITDA for the previous four quarters plus any recorded non-cash expenses related to restricted stock units granted to employees during such four quarters.

1.4 Liquidity. Borrower shall at all times maintain on a consolidated basis a ratio of Unencumbered Liquid Assets to then total current liabilities of not less than 1.25:1.00. This ratio shall be measured quarterly as of the last day of each quarter.

“Unencumbered Liquid Assets” is defined as the following assets: (a) cash and certificates of deposit; (b) the fair market value of treasury bills and other obligations of the U.S. Federal Government; (c) readily marketable securities that can be converted into cash within three (3) days without penalty or prepayment fee; (d) commercial paper; (e) Eligible Accounts Receivable and (f) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition. Excluded from assets are (g) retirement accounts and (h) restricted stock and stock subject to provisions of Rule 144 of the Securities and Exchange Commission.

The term “Eligible Accounts Receivable” means (a) 50% of all bona fide accounts receivable generated in the ordinary course of business of Park Hill Group LLC, and (b) 75% of all bona fide accounts receivable generated in the ordinary course of business of Borrower and PJT Partners LP; provided, however, that the term Eligible Accounts Receivable shall not include (i) any accounts receivable in which Lender does not have a perfected security interest of first priority or (ii) any accounts receivable:

(A) that have been invoiced and not paid within 90 days of the due date;

(B) for which any of the actions described in Sections 4.1(e), (h), (i) or (j) hereof has occurred with respect to the account debtor;

(C) with respect to which the account debtor disputes liability or makes any claim and Lender reasonably believes that there is a basis for such dispute (but only up to the disputed or claimed amount);

(D) with respect to which the Borrower or any of its affiliates owes the account debtor, but only to the amount owed (i.e., contra accounts); or

(E) with respect to which the account debtor is an affiliate of the Borrower or an officer or director of the Borrower or any or its affiliates, or any Person having the power or ability to control the Borrower. For the avoidance of doubt, The Blackstone Group L.P. and its subsidiaries shall not be deemed affiliates of the Borrower.

The Eligible Accounts Receivable shall be determined from the quarterly accounts receivable aging statement submitted by the Borrower pursuant to this Agreement.

2.	Reporting Covenants.

2.1 Annual Financial Statements for General Partner of the Borrower. Borrower shall deliver to Lender annual financial statements, including balance sheet and income statements, within 90 days after the end of each fiscal year, which financial statements shall be audited by an independent certified public accountant of national standing (or otherwise reasonably acceptable to Lender).

2.2 Interim Financial Statements for General Partner of the Borrower. Borrower shall deliver to Lender internally prepared quarterly financial statements (excluding any notes thereto), including balance sheet and income statements, within 60 days after the end of each fiscal quarter, certified by such entity’s chief financial officer or other officer or representative of such entity acceptable to Lender.

2.3 Compliance Certificate. Borrower shall deliver to Lender quarterly a compliance certificate, on Lender’s standard form, within 45 days after the end of each quarter, certified by Borrower’s chief financial officer or other officer or representative of Borrower acceptable to Lender.

2.4 Accounts Receivable Aging Statement. Borrower shall, and shall ensure that each Pledgor shall, deliver to Lender quarterly accounts receivable aging statements, substantially in the form delivered to Lender in connection with the Loan Closing, within 45 days after the end of each fiscal quarter, certified by the chief financial officer of Borrower/Pledgor or other officer or representative of each such entity acceptable to Lender.

3.	Conditions to Closing.

3.1 Documents. Lender shall have received in form and substance satisfactory to Lender, the documents listed in the Loan Disbursement Instructions, and an Accounts Receivable Aging Statement for Borrower as of August 31, 2015.

3.2 No Default. No Default or Event of Default shall have occurred and be continuing.